Exhibit 15.2

March 4, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
Under the date of March 4, 2022, we reported on the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries as of and for the years ended December 31, 2021, 2020, and 2019, and the effectiveness of internal control over financial reporting as of December 31, 2021. We have read Banco Bilbao Vizcaya Argentaria, S.A.´s statements included under Item 16F of its Form 20-F dated March 4, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Banco Bilbao Vizcaya Argentaria, S.A.´s statement that Ernst & Young, S.L. was not engaged regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Banco Bilbao Vizcaya Argentaria, S.A.´s consolidated financial statements or (ii) any matter that was either the subject of a disagreement as that term is defined in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

Very truly yours,
/s/ KPMG Auditores, S.L.
Madrid, Spain
March 4, 2022